Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-236197, Form S-3, No. 333-251075 and Form S-3, No. 333-235402) of Broadmark Realty Capital Inc. (the “Company”) as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022, appearing in this Annual Report on Form 10-K of Broadmark Realty Capital Inc. for the year ended December 31, 2022.

/s/ Moss Adams LLP

Everett, Washington

March 1, 2023